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                                                                   Exhibit 14

                      FIRST TENNESSEE NATIONAL CORPORATION

                                 Code of Ethics
                                       for
                            Senior Financial Officers
                           (Adopted January 20, 2004)

Introduction

     This Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors of First Tennessee National Corporation pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 to promote honest and ethical conduct, proper disclosure of financial information, and compliance with applicable governmental laws, rules, and regulations by the Corporation's personnel who have financial responsibilities. This Code supplements, but does not replace, the applicable policies of the Corporation as well as the Code of Business Conduct and Ethics, which is the Corporation's statement of its ethical principles, and "A Matter of Principles," which provides practical guidance to employees to allow them to put those ethical principles, and the Corporation's policies, into practice in everyday situations. Both the Code of Business Conduct and Ethics and A Matter of Principles are applicable to all employees of the Corporation and its subsidiaries, including Senior Financial Officers, as defined below.

Applicability

     This Code is applicable to the Corporation's Senior Financial Officers. As used in this Code, "Senior Financial Officer" means the Corporation's Chief Executive Officer, Chief Financial Officer and Controller. In addition, the Principles and Practices contained in this Code shall also apply to all professionals serving in the financial, accounting or audit areas of the Corporation and its subsidiaries ("Financial Professionals"), except where such Principles and Practices are specifically assigned to the Senior Financial Officers.

Principles and Practices

     In performing his or her duties, each of the Senior Financial Officers and Financial Professionals must:

     (1) engage in and promote honest and ethical conduct, avoiding conflicts of interest, as defined in the Corporation's Conflict of Interest and Confidentiality Policy, between personal and professional relationships;

     (2) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission ("SEC") and in other public communications in compliance with the Corporation's Disclosure Controls and




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          Procedures. Specifically, the Senior Financial Officers will (a)
          establish and maintain disclosure controls and procedures designed to ensure that material information relating to the Corporation, including its consolidated subsidiaries, is made known to the Corporation's Chief Executive Officer and Chief Financial Officer as well as to those responsible for preparing periodic reports and other public communications containing financial information; (b) establish and maintain internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          (c) promptly disclose to the Audit Committee and the independent auditor (i) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting, as defined in the Corporation's Disclosure Controls and Procedures; and (d) review for accuracy and completeness each periodic report and each other document containing financial information that is required to be discussed with the Audit Committee under the provision of the New York Stock Exchange Listing Standards before it is filed or released;

     (3) comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations;

     (4) take no action, directly or indirectly, to fraudulently influence, coerce, manipulate or mislead the independent auditor of the Corporation or its subsidiaries for the purpose of rendering the financial statements of the Corporation or its subsidiaries misleading;

     (5) discharge his or her responsibilities with respect to the disclosure process diligently; and

     (6)  promptly report violations of this Code to the Audit Committee.

Waiver

     Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code may only be made by the Board of Directors or the Audit Committee, and any waiver with respect to a Senior Financial Officer will be disclosed promptly on Form 8-K or by another means approved by the SEC.


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Compliance and Accountability

     The Audit Committee will report material violations of this Code to the Board of Directors and recommend to the Board appropriate action. The Board may designate appropriate persons to determine appropriate action, and such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. Failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties.


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